Exhibit 2.2

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (“Stockholder Agreement”) is entered into as of February 23, 2004, by and among: SYNOPSYS, INC., a Delaware corporation (“Parent”); MOUNTAIN ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”); and the stockholder of Monolithic System Technology, Inc., a Delaware corporation (the “Company”) identified on the signature page hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Company.

B. Parent, Acquisition Sub and the Company are entering into an Agreement and Plan of Merger and Reorganization of even date herewith (the “Reorganization Agreement”) which provides (subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Reorganization Agreement (the “Offer”) for all of the issued and outstanding shares of common stock of the Company (“Company Common Stock”), and (ii) after the acquisition by Acquisition Sub of shares of Company Common Stock tendered pursuant to the Offer, causing Acquisition Sub to merge into the Company (the merger of Acquisition Sub into the Company being referred to as the “Merger”).

C. In the Merger, each outstanding share of Company Common Stock is to be converted into the right to receive the same consideration payable for each share of Company Common Stock tendered pursuant to the Offer.

D. Stockholder is entering into this Stockholder Agreement in order to induce Parent to enter into the Reorganization Agreement.

AGREEMENT

The parties to this Stockholder Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Stockholder Agreement:

(a) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(b) “Proxy Expiration Date” shall mean the earlier of: (i) the date upon which the Reorganization Agreement is terminated in accordance with Section 8.1 of the Reorganization Agreement; or (ii) the date upon which the Merger becomes effective.

(c) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Stockholder Agreement; (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Stockholder Agreement through the Proxy Expiration Date; and (iii) all securities into which any of the securities of the Company described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(d) “Subject Shares” shall mean: (i) all outstanding shares of Company Common Stock Owned by Stockholder as of the date of this Stockholder Agreement; (ii) all additional shares of Company Common Stock that are or become outstanding of which Stockholder acquires Ownership during the period from the date of this Stockholder Agreement through the Proxy Expiration Date; and (iii) all securities into which any of the shares of Company Common Stock described in clause “(i)” or clause “(ii)” above are exchanged or converted.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f) Other capitalized terms used but not otherwise defined in this Stockholder Agreement have the meanings assigned to such terms in the Reorganization Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Stockholder Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected other than as contemplated by Section 3.

2.2 Restriction on Transfer of Voting Rights. During the period from the date of this Stockholder Agreement through the Proxy Expiration Date, Stockholder shall ensure that, other than as contemplated by this Stockholder Agreement: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual, (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; or (c) if Stockholder is the trustee of a trust, to one or more beneficiaries of such trust; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Stockholder Agreement. No such transfer shall constitute or result in a release of any transferor from any of its obligations under this Agreement, and following any such transfer the transferor shall remain jointly and severally liable with the transferee for any breach of this Agreement by the transferee.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Stockholder agrees (a) to promptly (and, in any event, not later than five business days after the Offer Commencement Date) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of the Subject Shares Owned by Stockholder as of the date of this Stockholder Agreement (free and clear of any encumbrances or restrictions), and (b) if Stockholder acquires Ownership of any additional Subject Shares after the date of this Stockholder Agreement, to promptly (and, in any event, not later than two business days after Stockholder acquires Ownership of such additional Subject Shares) validly tender or cause to be validly tendered, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Stockholder agrees not to withdraw, and agrees not to permit the withdrawal of, any of the Subject Shares from the Offer unless and until (a) the Offer expires without Acquisition Sub having accepted for payment any shares of Company Common Stock validly tendered in the Offer or (b) the Reorganization Agreement is terminated in accordance with Section 8.1 of the Reorganization Agreement.

3.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for payment shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Reorganization Agreement and the Offer.

3.4 10b-5-1 Plan. Notwithstanding any provision of this Stockholder Agreement to the contrary, this Stockholder Agreement shall not prohibit the Transfer of any Subject Shares required to be sold pursuant to the terms of any 10b-5-1 plan which has been entered into by the Stockholder prior to the date hereof and which remains in effect as of the date hereof, and Stockholder shall not be required to tender a number of Subject Shares equal to the number of shares of Company Common Stock required to be so sold by Stockholder pursuant to the terms of such plan during the period between the date of this Agreement and the expiration date of the Offer (as it may be extended from time to time). Stockholder shall terminate any such 10b-5-1 plan within 15 days of commencement of the Offer, subject to applicable Legal Requirements governing the termination of such plan.

SECTION 4. VOTING OF SHARES

4.1 Voting Covenant. Stockholder hereby agrees that, prior to the Proxy Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Shares to be voted:

(a) in favor of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the Reorganization Agreement and the terms thereof, in favor of each of the other actions contemplated by the Reorganization Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Reorganization Agreement; and

(c) against the following actions (other than the Merger and the transactions contemplated by the Reorganization Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a substantial portion of the rights or other assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or this Stockholder Agreement.

Prior to the Proxy Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of the preceding sentence.

4.2 PROXY; FURTHER ASSURANCES.

(a) Contemporaneously with the execution of this Stockholder Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Stockholder Agreement as Exhibit A, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Common Stock that are owned beneficially (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), but not of record, by Stockholder.

(b) Stockholder shall, at Stockholder’s own expense, perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Stockholder Agreement.

(c) Stockholder shall not enter into any tender, voting or other agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Stockholder Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any Subject Securities.

SECTION 6. NO SOLICITATION

Stockholder agrees that, during the period from the date of this Stockholder Agreement through the Proxy Expiration Date, Stockholder shall not, directly or indirectly, and Stockholder shall ensure that Stockholder’s Representatives do not, directly or indirectly: (a) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (b) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal; (d) approve, endorse or recommend any Acquisition Proposal; or (e) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that if Stockholder is also a member of the board of directors of the Company, nothing in this Section 6 shall prohibit Stockholder in his capacity as a member of the board of directors of the Company from taking any action consistent with his fiduciary duties to the Company as a director thereof, but only as and to the extent permitted by Section 5.3 of the Reorganization Agreement. Stockholder shall immediately cease and discontinue, and Stockholder shall ensure that Stockholder’s Representatives immediately cease and discontinue, any existing discussions with any Person that relate to any Acquisition Proposal.

SECTION 7. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Acquisition Sub as follows:

7.1 Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Stockholder Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Stockholder Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Any proxy delivered pursuant to Section 4.2(a)(ii) has been duly executed and delivered by the Person that executed such proxy. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a trustee of a trust, then such trust is validly existing and Stockholder is a trustee of such trust and has all necessary power and authority, without the Consent or approval of any other trustee or any beneficiary or other Person, to execute and deliver this Stockholder Agreement.

7.2 No Conflicts or Consents.

(a) The execution and delivery of this Stockholder Agreement and the Proxy (and any other proxy delivered pursuant to Section 4.2(a)(ii)) do not, and the performance of this Stockholder Agreement and the Proxy (and any other proxy delivered pursuant to Section 4.2(a)(ii)) will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s assets is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates, family members or assets is or may be bound or affected if the termination, amendment, acceleration, cancellation, restriction or encumbrance would have an adverse effect on Stockholder’s ability to execute, deliver or perform its obligations under this Stockholder Agreement or on any of Parent’s rights hereunder.

(b) The execution and delivery of this Stockholder Agreement and the Proxy by Stockholder do not, and the performance of this Stockholder Agreement and the Proxy by Stockholder will not, require any Consent or approval of any Person. The execution and delivery of any additional proxy pursuant to Section 4.2(a)(ii) with respect to any shares of Company Common Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent or approval of any Person.

(c) Exhibit B identifies each Contract under which Stockholder or any affiliate or family member of Stockholder has or may acquire any right against any of the Acquired Corporations. Except as disclosed on Exhibit B, neither Stockholder nor any affiliate of Stockholder shall have any rights or claims under any such Contract against the Company, Parent or any other Person after the Effective Time.

7.3 Title to Securities. As of the date of this Stockholder Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof. If applicable, the signature page indicates shares of record held by stockholder individually or through a trust.

7.4 Accuracy of Representations. The representations and warranties contained in this Stockholder Agreement are accurate in all respects as of the date of this Stockholder Agreement, and will be accurate in all respects at all times through and including the Proxy Expiration Date as if made as of any of such times.

SECTION 8. ADDITIONAL COVENANTS OF STOCKHOLDER

8.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required in order to permit the consummation of the Merger under the terms of the DGCL or other applicable law, in the Proxy Statement, Stockholder’s identity and record or beneficial ownership of shares of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Stockholder Agreement.

8.2 Further Assurances. From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Stockholder Agreement.

8.3 Legends. If requested by Parent, immediately after the execution of this Stockholder Agreement (and from time to time upon the acquisition by Stockholder of Ownership of any shares of Company Common Stock prior to the Proxy Expiration Date), Stockholder shall cause each certificate evidencing any outstanding shares of Company Common Stock or other securities of the Company Owned by Stockholder to be surrendered so that the transfer agent for such securities may affix thereto a legend in the following form:

THE SECURITY OR SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF A STOCKHOLDER AGREEMENT DATED AS OF FEBRUARY 23, 2004, AS IT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 9. MISCELLANEOUS

9.1 Survival of Representations, Warranties and Agreements. All representations, warranties and covenants of Stockholder in this Stockholder Agreement shall survive the Merger and shall survive the Proxy Expiration Date.

9.2 Termination. This Agreement shall automatically terminate with respect to Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Reorganization Agreement in accordance with any provision of Section 8.1 thereof or (iii) the effectiveness of any amendment to the Reorganization Agreement that is effected without such Stockholder’s consent that decreases the Per Share Consideration.

9.3 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Stockholder Agreement shall be paid by the party incurring such costs and expenses.

9.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Stockholder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

if to Stockholder:

at the address set forth on the signature page hereof; and

if to Parent or Acquisition Sub:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attention: General Counsel

Facsimile: 650-965-8637

9.5 Severability. Any term or provision of this Stockholder Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Stockholder Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.6 Entire Agreement. This Stockholder Agreement and the Proxy constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Stockholder Agreement shall be binding upon either party unless made in writing and signed by both parties.

9.7 Assignment; Binding Effect. Except as provided herein, neither this Stockholder Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Stockholder Agreement shall be binding upon Stockholder and Stockholder’s heirs, estate, executors and personal representatives and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and Acquisition Sub and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Stockholder Agreement, this Stockholder Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Stockholder Agreement is intended to confer on any Person (other than Parent and Acquisition Sub and their respective successors and assigns) any rights or remedies of any nature. This Stockholder Agreement, and any rights of Parent or Acquisition Sub under this Stockholder Agreement (including Parent’s rights with respect to the Option), may be freely assigned by Parent or Acquisition Sub to any affiliate of Parent or Acquisition Sub without any Consent of Stockholder or any other Person.

9.8 Independence of Obligations. The covenants of Stockholder set forth in this Stockholder Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company, Parent or Acquisition Sub, on the other. The existence of any claim or cause of action by

Stockholder against the Company, Parent or Acquisition Sub shall not constitute a defense to the enforcement of any of such covenants against Stockholder.

9.9 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Stockholder Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Stockholder Agreement or in the Proxy, each of Parent and Acquisition Sub shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.10 Non-Exclusivity. The rights and remedies of Parent and Acquisition Sub under this Stockholder Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and Acquisition Sub under this Stockholder Agreement, and the obligations and liabilities of Stockholder under this Stockholder Agreement, are in addition to their respective rights, remedies, obligations and liabilities under common law requirements and under all applicable statutes, rules and regulations.

9.11 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Stockholder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Stockholder Agreement or any of the transactions contemplated by this Stockholder Agreement, Stockholder irrevocably and unconditionally consents and submits to the jurisdiction and venue of the state and federal courts located in the Northern District of California and the State of Delaware.

(b) STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

9.12 Counterparts. This Stockholder Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

9.13 Captions. The captions contained in this Stockholder Agreement are for convenience of reference only, shall not be deemed to be a part of this Stockholder Agreement and shall not be referred to in connection with the construction or interpretation of this Stockholder Agreement.

9.14 Attorneys’ Fees. If any legal action or other legal proceeding relating to this Stockholder Agreement or the enforcement of any provision of this Stockholder Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.15 Waiver. No failure on the part of Parent to exercise any power, right, privilege or remedy under this Stockholder Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Stockholder Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Stockholder Agreement, or any power, right, privilege or remedy of Parent under this Stockholder Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.16 Construction.

(a) For purposes of this Stockholder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Stockholder Agreement.

(c) As used in this Stockholder Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Stockholder Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Stockholder Agreement and Exhibits to this Stockholder Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and Stockholder have caused this Stockholder Agreement to be executed as of the date first written above.

SYNOPSYS, INC.

By

Title

MOUNTAIN ACQUISITION SUB, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

Signature Page to Stockholder Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of MONOLITHIC SYSTEM TECHNOLOGY, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes REX S. JACKSON, SYNOPSYS, INC., a Delaware corporation (“Parent”) and MOUNTAIN ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and each of them, the attorneys and proxies of Stockholder, with full power of substitution and resubstitution, to the full extent of Stockholder’s rights with respect to: (a) the outstanding shares of capital stock of the Company owned of record by Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (b) any and all other shares of capital stock of the Company which Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(a)” and “(b)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Upon the execution hereof, all prior proxies given by Stockholder with respect to any of the Shares are hereby revoked, and Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Stockholder Agreement, dated as of the date hereof, among Parent, Acquisition Sub and Stockholder (the “Stockholder Agreement”), and is granted in consideration of Parent and Acquisition Sub entering into the Agreement and Plan of Merger and Reorganization, dated as of February 23, 2004, among Parent, Acquisition Sub and the Company (the “Reorganization Agreement”). This proxy will terminate on the Proxy Expiration Date (as defined in the Stockholder Agreement).

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until the earlier to occur of the termination of the Reorganization Agreement or the effective time of the merger contemplated thereby (the “Merger”) at any meeting of the stockholders of the Company, however called, or in connection with any written action by consent of stockholders of the Company:

(a) in favor of the Merger, the execution and delivery by the Company of the Reorganization Agreement and the adoption and approval of the Reorganization Agreement and the terms thereof, in favor of each of the other actions contemplated by the Reorganization Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Reorganization Agreement; and

(c) against the following actions (other than the Merger and the other transactions contemplated by the Reorganization Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any subsidiary of the Company; (ii) any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of the Company or any subsidiary of the Company; (iii) any reorganization, recapitalization, dissolution or liquidation of the Company or any subsidiary of the Company; (iv) any change in a majority of the board of directors of the Company; (v) any amendment to the Company’s certificate of incorporation or bylaws; (vi) any material change in the capitalization of the Company or the Company’s corporate structure; and (vii) any other action which is intended, or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement or the Stockholder Agreement.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

A-1

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Dated: February             , 2004

STOCKHOLDER

Signature

Printed Name

Number of shares of common stock of the Company owned of record as of the date of this proxy:

Signature Page to Irrevocable Proxy

EXHIBIT B

CERTAIN CONTRACTS

B-1